Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of AXM Pharma, Inc. of our report dated August 26, 2004, on the consolidated financial statements of AXM Pharma, Inc. as of December 31, 2003, and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended, appearing in the Annual Report on Form 10-KSB/A dated September 1, 2004 of AXM Pharma, Inc., and the inclusion of our name under the heading "Experts" in the Form S-3 Registration Statement filed with the Securities and Exchange Commission.

/s/ Lopez, Blevins, Bork & Associates, LLP

Lopez, Blevins, Bork & Associates, LLP

Houston, Texas

January 31, 2005